EXHIBIT 99.2

                        PRESS RELEASE DATED JUNE 13, 2006

JUNE 13, 2006

                XACT AID, INC. ANNOUNCES PLANS TO CHANGE CONTROL.


Xact Aid, Inc. (OTCBB "XAID") ("The Company") today announced that at the closing of the share exchange agreement, current control of the Company will change to the Technorient Group which was the original major shareholder of Technorient prior to the share exchange.

The Company further clarified its previous announcement that it has entered into a definitive share exchange agreement through which the Company will acquire all of the outstanding shares of Technorient, Limited ("Technorient"), a Hong Kong based company whose principal business is the importation and distribution of luxury sports cars in Hong Kong, Macau and China. Through its wholly owned operating subsidiaries Italian Motors (Sales and Service) Ltd. and Auto Italia Ltd., Technorient has operated as exclusive distributor for Ferrari and Maserati motorcars in Hong Kong and Macau since 1984 and, from 1994 to 2004, in the Peoples Republic of China ("China"). Since 2004, Technorient has been developing a dealer network in China to work closely with the Ferrari SpA controlled distributor based in Shanghai.

Sales of Technorient for the 2005 year were approximately US$52 million and net earnings US$1.7 million.

Closing of the acquisition is scheduled for July 30, 2006.

About Xact Aid, Inc..

Xact Aid's business included marketing of wound-specific first aid kits and development of biomedical products. It's business operations, held by its subsidiary Brook Carlyle Life Sciences, Inc. have recently been sold to Nexgen Biogroup, Inc. Xact Aid plans to transfer control of the Company to management at Technorient, Inc.


For more information please visit our website at www.xactaid.com or contact Kyle Withrow at 1 (805) 494-3884